EXHIBIT 11



CityFed Financial Corp.
Statement Regarding the Computation of Basic Loss Per Share

For the Years Ended December 31, 2001, 2000, and 1999

                                                                          Year Ended December 31,
                                                                          -----------------------
                                                              2001                   2000               1999
                                                              ----                   ----               ----
Computation of Basic Loss Per Share:
Weighted average number of shares outstanding               18,715,714           18,715,609           18,715,609
                                                            ==========           ==========           ==========
Loss applicable to common stock:1
From Continuing Operations                                $(8,612,000)         $(8,470,000)         $(8,435,000)
                                                          ============         ============         ============
Net Loss                                                  $(7,984,000)         $(8,684,000)         $(8,435,000)
                                                          ============         ============         ============
Basic loss per share:
From Continuing Operations                                     $(0.46)              $(0.45)              $(0.45)
                                                               =======              =======              =======
Net Loss                                                       $(0.43)              $(0.46)              $(0.45)
                                                               =======              =======              =======




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1/ Losses applicable to common stock are net of preferred stock dividends for the years ended December 31, 2001, 2000, and 1999 in the amount of $8,634,000, $8,634,000, and $8,634,000, respectively